EXHIBIT 99.1

VISUAL MANAGEMENT SYSTEMS CEO
DISCUSSION OF QUARTERLY EARNINGS REPORT

TOMS RIVER, NJ - May 19, 2009 – Visual Management Systems, Inc. (otcbb: VMSY), a leading developer, manufacturer and provider of video surveillance technologies announced its first quarter 2009 earnings on Friday, May 15th. Jason Gonzalez, the company’s Chairman and CEO stated, “I believe that our 10Q for the first quarter of 2009 clearly reflects the impact that our turnaround measures have made. While our integration revenues were reduced, the improved efficiencies helped us achieve positive cash flows from operations for the first time since the company became publicly-held.”

Top-line revenues from consolidated operations declined from $1,577,000 to $851,000 as the company began its transition from being integration-centric to a new, sharper focus on revenue generation from software development and licensing. Gross profit margins, however, increased from 47% to 52%. The increase in gross profit margin came as a result of better installation efficiency and decreased material costs. “Being able to streamline our installation department, reduce a significant amount of overhead, and reshape the traditional operations of the company during these difficult economic times has been challenging,” Gonzalez added. “However, the improvements in our operational efficiency have been effective. Our revenues from service, maintenance and support have increased, our cost of sales is lower and more manageable and we have been able to focus a significant amount of time to marketing our products through domestic and international channels in an OEM capacity.”

Operating expenses were reduced by nearly 50% from $1,810,000 to $920,000. This reduction occurred as a result of several factors including reduced investor relations costs, a streamlined work force and lower registration penalties. Cash flow from operations was approximately $38,000 positive versus a negative $545,000 during the same period last year. “Generating positive cash flow from operations in this economy is a strong indication that the austerity measures we put in effect in late 2008 made a big difference in the first quarter of this year. As we plan ahead, we feel the company is much better equipped to face the economic challenges and we are optimistic about the opportunities that a general economic recovery may present.” Gonzalez said.

The first quarter of 2009 generated a net loss of $681,000 versus a loss of $2,135,000 for the same period of 2008. This eighty percent improvement is reflected in a loss per share of $.06 compared with a loss of $.29 in the same period last year. Mr. Gonzalez said, “The general trends indicate continued improvement. The members of the Board and specifically the audit committee have worked diligently with our CFO and General Counsel to dissect our financial data and assist management to identify areas where we can improve.”

Gonzalez concluded by saying, “While the economic conditions remain difficult we are seeing order flow consistent with our expectations and the company is making progress on its new initiatives. The Board and I are excited about some of the new opportunities we are exploring. As these projects develop, the changes and controls implemented in the preceding two quarters should prove very beneficial.”

About Visual Management Systems

Visual Management Systems, Inc. (OTC Bulletin Board: VMSY) (‘VMS’) provides video surveillance solutions to small and mid-size enterprises. VMS’s products and services help businesses, government agencies and educational institutions prevent crime, ensure safety, enhance productivity and improve service. Since its inception, VMS has been committed to developing and implementing industry-leading video security technology at affordable price points. For more information, visit http://www.vmscctv.com or call 877-323-CCTV.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release constitute ‘forward-looking statements’ within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, the company’s ability to attract and retain key personnel, the company’s ability to raise capital, the continued cooperation of creditors and vendors, national and local economic conditions, the ability of the company to reach agreements with the proposed distributor, joint venture and integration partners discussed in this release, conditions and trends in the video surveillance and security industries in general, the ability of the company to attract enterprise-scale customers, changes in interest rates, commercial acceptance of the company’s products, the effect of government regulation on the company’s operations and other factors described from time to time in the company’s filings with the Securities and Exchange Commission.

SOURCE Visual Management Systems, Inc.